Exhibit 99.1

Cano Petroleum Announces Third Quarter Fiscal Year 2010 Results

•                 Third Quarter production in line with guidance and up 1.3% sequentially;

•                 LOE per barrel down sequentially and as compared to prior year Third Quarter;

•                 Continuing maintenance level capital development plan until Resaca merger closes;

•                 Proceeding with pending merger with Resaca Exploitation.

FORT WORTH, Texas—(BUSINESS WIRE)—Cano Petroleum, Inc. (NYSE Amex: CFW) today announced that production for the quarter ended March 31, 2010 (“Current Quarter”) averaged 1,085 net barrels of oil equivalent per day (BOEPD). This is 1.3% higher as compared to production of 1,071 net BOEPD for the quarter ended December 31, 2009 and 6.6% lower as compared to production of 1,162 BOEPD for the quarter ended March 31, 2009 (“Prior Year Quarter”). Production for the nine-month period ended March 31, 2010 (“Current Nine Months”) of 1,086 net BOEPD was 3.5% lower as compared to the nine-month period ended March 31, 2009 (“Prior Year Nine Months”) of 1,125 net BOEPD.  For both the Current Quarter and Current Nine Months, the production decrease was largely attributable to a reduction at our Cato Properties of 73 BOEPD and 20 BOEPD, respectively, due to mandatory lower waterflood injection volumes. At our other properties, normal field declines of production were offset by workover activities and a return-to-production program at the Desdemona Field.

For the Current Quarter, we had a loss applicable to common stock of $0.2 million, which was an improvement of $1.0 million as compared to the Prior Year Quarter of a $1.2 million loss applicable to common stock. The $1.0 million earnings improvement primarily related to higher operating revenues of $2.2 million and increased income from discontinued operations of $1.6 million, partially offset by reduced gain on derivatives of $2.7 million.

For the Current Nine Months, we had a loss applicable to common stock of $13.1 million, which was a $37.4 million decrease as compared to the $24.3 million income applicable to common stock incurred for the Prior Year Nine Months. Items contributing to the $37.4 million earnings decrease were reduced gain on derivatives of $52.9 million, lower income from discontinued operations of $10.0 million, decreased income from the preferred stock repurchased for less than the carrying amount of $10.9 million and lower operating revenues of $1.7 million. Partially offsetting the earnings decrease were lower operating expenses of $27.0 million, which is primarily attributable to a $22.4 million charge for impairment of long-lived assets during the Prior Year Nine Months.

For the Current Quarter, our LOE per barrels of oil equivalent (“BOE”), based on production, was $36.88, which is an improvement of $1.22 as compared to $38.10 for the Prior Year Quarter. For the Current Nine Months, our LOE per BOE, based on production, was $39.80, which is an improvement of $5.27 as compared to $45.07 for the Prior Year Nine Months. We expect LOE to continue to decrease during the 2010 fiscal year as we realize the continued benefit of lower service rates negotiated with vendors as well as production increases from the waterflood and other activities we have implemented and are currently implementing.

Operations Update

In the Current Quarter we spent approximately $2.6 million of our $13.9 million FY 2010 development capital budget ($10.6 million for the Current Nine Months). Principally, these expenditures were for:

•                 Cato Field: $0.7 million for infrastructure upgrades in anticipation for the injection pressure increase

•                 Panhandle Field: $1.5 million to stimulate producers on the Harvey Ranch waterflood project as well as several behind pipe candidates

•                 Desdemona Field: $0.3 million to return 12 wells to production

Cato Properties. Our 2010 Fiscal Year development capital plan included expanding the waterflood footprint from 640 acres to approximately 1,000 acres by adding three new injection wells, which were put into service in the second quarter of our 2010 Fiscal Year. We have identified a new source of water in a non-productive formation within our acreage, and have confirmed that the water well is capable of producing 2,500 to 3,000 barrels of water per day.  As we develop this new water source, we will be able to increase the waterflood footprint without decreasing the injection rate at our existing injectors, which should enable us to maintain production from existing producing wells at current levels. We averaged 14,000 barrels of water injection per day (“BWIPD”) during the quarter ended September 30, 2009.  We experienced a decrease to 12,000 BWIPD during our second and third quarters as we measured increasing injection pressures in the northern part of the flood area and we were required, under our existing waterflood permit, to reduce the injection rate in these wells. On May 6, 2010, we received administrative approval from the New Mexico Oil and Gas Conservation Division to increase injection pressures at the 14 active wells to our current physical plant capabilities of approximately 21,000

BWIPD.  We expect to see increasing fluid production rates and corresponding increasing oil rates as injection rates increase. Further development plans for the Cato Properties include behind-pipe recompletions, restoration of production from the Tom-Tom and Tomahawk fields, and the drilling of a Morrow formation test well.  These development plans are contemplated to begin after the completion of the merger.

Net production at the Cato Properties for the Current Quarter was 241 BOEPD, or 11 BOEPD lower, as compared to 252 BOEPD for the quarter ended December 31, 2009.  The 11 BOEPD decrease resulted from the reduction in injected water and redistribution of water injection at the waterflood.  Net production at the Cato Properties for the Current Nine Months was 264 BOEPD.  Net production at the Cato Properties for the Prior Year Quarter and Prior Year Nine Months was 313 BOEPD and 284 BOEPD, respectively.

Panhandle Properties. In the quarter ended September 30, 2009, we retained an independent engineering firm to assist us with reservoir analysis and simulation modeling at the Cockrell Ranch Unit. Based on this engineering firm’s recommendations, we established a controlled water injection pattern to gauge the effects of optimizing water injection into the highest remaining crude oil saturation intervals of the Brown Dolomite formation.  We are essentially performing a “Mini-Flood” in the key target interval at the Cockrell Ranch Unit. The result of this field observation, coupled with rigorous reservoir simulation modeling, is expected to demonstrate an optimal pattern for waterflooding the balance of the Cockrell Ranch Unit with an increasingly predicable production profile. Moreover, the field observation and modeling results is expected to improve the planning of future development programs for the remaining leases located within our Panhandle Properties. To isolate the observed wells, we had temporarily shut-in production during most of the quarter ended September 30, 2009, which reduced Panhandle production by 25 net BOEPD.  All production that was shut-in for the controlled injection project was restored on September 28, 2009. We have experienced positive results from the controlled injection project.  Oil production from wells in the affected area has increased to at or above target levels of 8-12 BOEPD on a per well basis.  These results, coupled with the accompanying reservoir simulation modeling, should allow a comprehensive analysis of the potential for the Cockrell Ranch Unit.  Results of the studies should be completed in the third calendar quarter of 2010.

Net production at the Panhandle Properties, as adjusted for the sale of certain properties, for the Current Quarter and Current Nine Months was 481 BOEPD and 479 BOEPD, respectively. During the Current Nine Months, we constructed gathering lines to redirect natural gas production from Eagle Rock Field Services L.P. (“Eagle Rock”) to DCP Midstream, LP (“DCP”).  As of March 31, 2010, we had redirected approximately 80% of our natural gas production to DCP.  As adjusted for the sold properties, net production at the Panhandle Properties for the Prior Year Quarter and Prior Year Nine Months was 498 BOEPD and 485 BOEPD, respectively.

Desdemona Properties. We are in the midst of a project to return to production (“RTP”) previously shut-in gas wells from the Duke Sand formation.  This project converted approximately 311 MBOE of previously PDNP reserves to PDP reserves with the RTP of 12 previously shut-in wells in December 2009. Production increased from 46 BOEPD for the second quarter ending December 31, 2009 to 69 BOEPD for the Current Quarter without the benefit of selling any natural gas liquids (“NGLs”). We plan to RTP another 13 wells during the quarter ending June 30, 2010. Production from all of the RTP gas wells, including associated NGL recovery from our gas plant, is expected to be approximately 10-20 Mcfe per day for each gas well returned to production. We restarted our gas plant in April 2010 and expect to realize the full benefit of these produced volumes in May 2010.

During the Current Quarter, we drilled one new well to a total depth of 3,650 feet to test the Marble Falls, Atoka and Strawn Sand formations.  We have completed the new well in the Strawn Sand formation at a depth of 1,750 feet.  The well had initial production, on April 16, 2010, of 20 BOPD, 50 MCFPD and 450 BWPD.  We are currently evaluating three offset locations for future Strawn Sand development in the Desdemona Properties.

Net production at the Desdemona Properties for the Current Quarter and Current Nine Months was 69 BOEPD and 51 BOEPD, respectively.  Net production at the Desdemona Properties for the Prior Year Quarter and Prior Year Nine Months was 55 BOEPD and 61 BOEPD, respectively. During July 2009, we shut-in our Barnett Shale natural gas wells based upon the then current and the outlook for natural gas prices from the Barnett Shale wells.

Nowata Properties. Net production for the Current Quarter and Current Nine Months was 222 BOEPD and 219 BOEPD, respectively. Net production for the Prior Year Quarter and Prior Year Nine Months was 227 BOEPD and 222 BOEPD, respectively.

Davenport Properties. Net production for the Current Quarter and Current Nine Months was 78 BOEPD and 75 BOEPD, respectively. Net production for the Prior Year Quarter and Prior Year Nine Months was 70 BOEPD for each time period.

Merger Update

Resaca Exploitation, Inc. (“Resaca”) has filed its registration statement on Form S-4 and amendments thereto with the Securities and Exchange Commission (the “SEC”). Once approved by the SEC, the registration statement on Form S-4 will serve as a prospectus relating to the Resaca shares to be issued in the merger as well as a joint proxy statement for both Resaca shareholders and Cano stockholders to vote on the proposed merger of the two companies, in addition to other matters to be voted on as discussed therein. Resaca also filed a registration statement on Form S-1 and amendments thereto with the SEC relating to the equity to be issued on a U.S. exchange in conjunction with the closing of the merger. Those interested in reading the Form S-4, the Form S-1 and all amendments thereto, can find these documents at www.sec.gov under Resaca Exploitation, Inc. filings or on Resaca’s website at www.resacaexploitation.com.

On April 1, 2010, Resaca changed the currency for its AIM listing to US dollars, from British pounds, to facilitate the trading of the combined entity once merged and dually listed. On February 4, 2010, Resaca announced the signing of a $200.0 million new committed senior credit facility with Union Bank North America and Natixis. The facility’s initial borrowing base will be $90.0 million. On March 30, 2010, the NYSE Amex authorized the listing of Resaca’s common stock on the exchange for the combined entity.

No Earnings Conference Call

There will be no earnings conference call associated with the third quarter results.

About Cano

Cano Petroleum, Inc. is an independent Texas-based energy producer with properties in the mid-continent region of the United States. Cano’s primary focus is on increasing domestic production from proven fields using enhanced recovery methods. Cano trades on the NYSE Amex under the ticker symbol CFW. Additional information is available at www.canopetro.com.

About Resaca

Resaca is an independent oil and gas development and production company based in Houston, Texas. Resaca is focused on the acquisition and exploitation of long-life oil and gas properties, utilizing a variety of primary, secondary and tertiary recovery techniques. Resaca’s current properties are located in the Permian Basin of West Texas and Southeast New Mexico. Resaca trades on the AIM under the ticker symbols RSOX and RSX. Additional information is available at www.resacaexploitation.com.

Forward Looking Statements

Safe-Harbor Statement — Except for the historical information contained herein, the matters set forth in this news release are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Resaca and Cano intend that all such statements be subject to the “safe-harbor” provisions of those Acts. Many important risks, factors and conditions may cause the actual results to differ materially from those discussed in any such forward-looking statement. These risks include, but are not limited to, estimates or forecasts of reserves, estimates or forecasts of production, future commodity prices, exchange rates, interest rates, geological and political risks, drilling risks, product demand, transportation restrictions, the ability of Resaca or Cano to obtain additional capital, and other risks and uncertainties described in the both companies’ filings with the Securities and Exchange Commission or with Resaca’s filings with the AIM. The historical results achieved by Resaca or Cano are not necessarily indicative of its future prospects. Neither Resaca nor Cano undertakes any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Additional Information and Where to Find It

This communication is being made in respect of the proposed business combination involving Resaca and Cano. In connection with the proposed transaction, Resaca and Cano have filed documents with the SEC, including the filing by Resaca of a Registration Statement on Form S-4 and its amendments containing a Joint Proxy Statement/Prospectus and Form S-1, which discusses our planned common equity issuance, and plan to (a) publish an admission document for the purpose of admitting the issued common stock of the enlarged group to trading on AIM and (b) file with AIM and the SEC other necessary documents regarding the proposed transaction. Investors and security holders of Resaca and Cano are urged to carefully read the Joint Proxy Statement/Prospectus and AIM admission document (when available) and other documents filed with AIM and the SEC by Resaca and Cano because they will contain important information about the proposed transaction. Investors and security holders may obtain free copies of these documents (when they are available) and other documents filed with the SEC by contacting Resaca Investor Relations at (713) 753-1441 or Cano Investor Relations at (817) 698-0900. Investors and security holders may obtain free copies of the documents filed with the SEC and published in connection with the admission to AIM on Resaca’s website at www.resacaexploitation.com or Cano’s website at www.canopetro.com. Information filed with the SEC will be available on the SEC’s website at www.sec.gov. Resaca, Cano and their respective directors and executive officers may be deemed participants in the solicitation of proxies with respect to the proposed transaction. Information regarding the interests of these directors and executive officers in the proposed transaction will be included in the Joint Proxy Statement/Prospectus and AIM admission document described above. Additional information regarding the directors and executive officers of Resaca is also included in Resaca’s website. Additional information is available under our periodic reports which we file with the SEC.

CANO PETROLEUM, INC.

Operating Revenue Summary

The table below summarizes our operating revenues for the three-and nine-month periods ended March 31, 2010 and 2009.

	Three months ended March 31,		Increase	Nine months ended March 31,		Increase
	2010	2009	(Decrease)	2010	2009	(Decrease)
Operating Revenues (in thousands)	$5,803	$3,606	$2,197	$16,368	$18,119	$(1,751)
Sales Volumes
Crude Oil (MBbls)	68	78	(10)	208	220	(12)
Natural Gas (MMcf)	90	124	(34)	324	398	(74)
Total (MBOE)	83	99	(16)	262	286	(24)
Average Realized Price
Crude Oil ($/ Bbl)	$72.62	$35.40	$37.22	$67.56	$65.97	$1.59
Natural Gas ($/ Mcf)	$9.70	$5.41	$4.29	$7.17	$8.26	$(1.09)
Operating Revenues and Commodity Derivative Settlements (in thousands)	$6,556	$6,452	$104	$20,167	$22,126	$(1,959)
Average Adjusted Price (includes commodity derivative settlements)
Crude Oil ($/ Bbl)	$75.32	$62.32	$13.00	$73.48	$79.71	$(6.23)
Natural Gas ($/Mcf)	$15.99	$11.26	$4.73	$15.09	$10.74	$4.35

Derivative Schedule

As of March 31, 2010, we maintained the following commodity derivative contracts:

Time Period	Floor Oil Price	Ceiling Oil Price	Barrels Per Day	Floor Gas Price	Ceiling Gas Price	Mcf per Day	Barrels of Equivalent Oil per Day(a)
4/1/10 - 12/31/10	$80.00	$108.20	333	$7.75	$9.85	1,567	594
4/1/10 - 12/31/10	$85.00	$101.50	233	$8.00	$9.40	1,033	406
1/1/11 - 3/31/11	$80.00	$107.30	333	$7.75	$11.60	1,467	578
1/1/11 - 3/31/11	$85.00	$100.50	200	$8.00	$11.05	967	361

(a) This column is computed by dividing the “Mcf per Day” by 6 and adding “Barrels per Day.”

Time Period	Fixed Oil Price	Barrels Per Day
4/1/11 - 12/31/11	$75.90	700
1/1/12 - 12/31/12	$77.25	700

CANO PETROLEUM, INC.

CONSOLIDATED BALANCE SHEETS

(Unaudited)

In Thousands, Except Shares and Per Share Amounts	March 31, 2010	June 30, 2009
ASSETS
Current assets
Cash and cash equivalents	$857	$392
Accounts receivable	2,533	2,882
Derivative assets	3,486	4,955
Assets held for sale	—	3,760
Inventory and other current assets	1,231	810
Total current assets	8,107	12,799
Oil and gas properties, successful efforts method	292,942	285,063
Less accumulated depletion and depreciation	(43,434)	(40,057)
Net oil and gas properties	249,508	245,006
Fixed assets and other, net	2,632	3,240
Derivative assets	—	2,882
Goodwill	101	101
TOTAL ASSETS	$260,348	$264,028

LIABILITIES, TEMPORARY EQUITY AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$3,830	$4,395
Accrued liabilities	2,364	1,952
Deferred tax liabilities	898	1,431
Oil and gas sales payable	730	702
Derivative liabilities	227	159
Liabilities associated with discontinued operations	105	123
Current portion of long-term debt	65,000	—
Current portion of asset retirement obligations	236	86
Total current liabilities	73,390	8,848
Long-term liabilities
Long-term debt	—	55,700
Asset retirement obligations	3,043	2,785
Derivative liabilities	3,606	—
Deferred tax liabilities and other	17,779	22,831
Total liabilities	97,818	90,164
Temporary equity
Series D convertible preferred stock and cumulative paid-in-kind dividends; par value $.0001 per share, stated value $1,000 per share; 49,116 shares authorized; 23,849 issued at March 31, 2010 and June 30, 2009, respectively; liquidation preference at March 31, 2010 and June 30, 2009 of $27,822 and $26,987, respectively	26,240	25,405
Commitments and contingencies
Stockholders’ equity
Common stock, par value $.0001 per share; 100,000,000 authorized; 47,273,224 and 45,570,147 shares issued and outstanding, respectively, at March 31, 2010; and 47,297,910 and 45,594,833 shares issued and outstanding, respectively, at June 30, 2009	5	5
Additional paid-in capital	190,485	189,526
Accumulated deficit	(53,503)	(40,375)
Treasury stock, at cost; 1,703,077 shares held in escrow at March 31, 2010 and June 30, 2009, respectively	(697)	(697)
Total stockholders’ equity	136,290	148,459
TOTAL LIABILITIES, TEMPORARY EQUITY AND STOCKHOLDERS’ EQUITY	$260,348	$264,028

CANO PETROLEUM, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months Ended		Nine Months Ended
	March 31,		March 31,
In Thousands, Except Per Share Data	2010	2009	2010	2009
Operating Revenues:
Crude oil sales	$4,924	$2,761	$14,045	$14,520
Natural gas sales	879	692	2,323	3,287
Other revenue	—	153	—	312
Total operating revenues	5,803	3,606	16,368	18,119

Operating Expenses:
Lease operating	3,598	3,992	11,785	13,687
Production and ad valorem taxes	476	329	1,365	1,662
General and administrative	2,912	2,157	9,360	16,561
Exploration expense	—	—	5,024	—
Impairment of long-lived assets	—	—	283	22,398
Depletion and depreciation	1,132	1,572	3,627	4,120
Accretion of discount on asset retirement obligations	68	76	203	225
Total operating expenses	8,186	8,126	31,647	58,653

Loss from operations	(2,383)	(4,520)	(15,279)	(40,534)

Other income (expense):
Interest expense and other	(486)	(149)	(908)	(357)
Impairment of goodwill	—	—	—	(685)
Gain (loss) on derivatives	788	3,486	(4,451)	48,480
Total other income (expense)	302	3,337	(5,359)	47,438

Income (loss) from continuing operations before income taxes	(2,081)	(1,183)	(20,638)	6,904
Deferred income tax benefit (expense)	587	360	6,803	(3,330)

Income (loss) from continuing operations	(1,494)	(823)	(13,835)	3,574
Income from discontinued operations, net of related taxes	1,722	114	2,066	12,089
Net income (loss)	228	(709)	(11,769)	15,663

Preferred stock dividend	(470)	(470)	(1,359)	(2,261)
Preferred stock repurchased for less than carrying amount	—	—	—	10,890

Net income (loss) applicable to common stock	$(242)	$(1,179)	$(13,128)	$24,292

Net income (loss) per share - basic
Continuing operations	$(0.04)	$(0.03)	$(0.33)	$0.27
Discontinued operations	0.04	—	0.05	0.26
Net income (loss) per share - basic	$—	$(0.03)	$(0.28)	$0.53

Net income (loss) per share - diluted
Continuing operations	$(0.04)	$(0.03)	$(0.33)	$0.27
Discontinued operations	0.04	—	0.05	0.23
Net income (loss) per share - diluted	$—	$(0.03)	$(0.28)	$0.50

Weighted average common shares outstanding
Basic	45,570	45,972	45,570	46,094
Diluted	45,570	45,972	45,570	53,254

CANO PETROLEUM, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	Nine Months Ended March 31,
In Thousands	2010	2009
Cash flow from operating activities:
Net income (loss)	$(11,769)	$15,663
Adjustments needed to reconcile net income (loss) to net cash provided by operations:
Unrealized loss (gain) on derivatives	8,051	(43,820)
Gain on sale of oil and gas properties	(2,488)	(19,244)
Accretion of discount on asset retirement obligations	205	229
Settlement of asset retirement obligations	(140)	—
Depletion and depreciation	3,654	4,172
Exploration expense	5,024	—
Impairment of oil and gas properties	283	25,914
Impairment of goodwill	—	685
Stock-based compensation expense	987	2,421
Deferred income tax expense (benefit)	(5,638)	10,257
Amortization of debt issuance costs and prepaid expenses	1,300	1,073
Treasury stock	—	(126)

Changes in assets and liabilities relating to operations:
Accounts receivable	775	2,480
Derivative assets	(336)	2,033
Inventory and other current assets and liabilities	(1,397)	(1,652)
Accounts payable	9	(1,541)
Accrued liabilities	364	(3,288)
Derivative liability	—	(367)
Net cash provided by operations	(1,116)	(5,111)

Cash flow from investing activities:
Additions to oil and gas properties, fixed assets and other	(13,445)	(47,439)
Proceeds from sale of oil and gas properties	6,300	40,256
Net cash used in investing activities	(7,145)	(7,183)

Cash flow from financing activities:
Repayments of long-term debt	(3,000)	(73,500)
Borrowings of long-term debt	12,300	43,700
Payments for debt issuance costs	—	(927)
Proceeds from issuance of common stock, net	—	53,908
Repurchases of preferred stock	—	(10,377)
Payment of preferred stock dividend	(574)	(954)
Net cash provided by financing activities	8,726	11,850

Net increase in cash and cash equivalents	465	(444)
Cash and cash equivalents at beginning of period	392	771
Cash and cash equivalents at end of period	$857	$327

Supplemental disclosure of noncash transactions:
Payments of preferred stock dividend in kind	$835	$1,307
Preferred stock repurchased for less than carrying amount	$—	$10,890

Supplemental disclosure of cash transactions:
Cash paid during the period for interest	$2,264	$1,273

Contacts

Resaca Exploitation, Inc.
Chris Work, 713-650-1246
Chief Financial Officer
info@resacaexploitation.com
or
Cano Petroleum, Inc.
Ben Daitch, 817-698-0900
Chief Financial Officer
info@canopetro.com

Source: Cano Petroleum, Inc.

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